EXHIBIT 99

FOR IMMEDIATE RELEASE:

APRIL 9, 2004 PRESS RELEASE OF FIRST RELIANCE BANCSHARES, INC.

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[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell	Rick Saunders

	Marketing	President & CEO
	First Reliance Bank	First Reliance Bank
	2170 W. Palmetto St.	2170 W. Palmetto St.
	Florence, SC 29501	Florence, SC 29501
	(843) 269-0264	(843) 656-5000
	vrowell@firstreliance.com	rsaunders@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANCSHARES ISSUES FIRST QUARTER RESULTS

April 9, 2004 (Florence, SC) – First Reliance BancShares, Inc. announces its first quarter 2004 results.

As of March 31, 2004, First Reliance BancShares reported total assets of $194.6 million, total deposits of $152.4 million, total loans of $151.1 million, and year-to-date earnings of $321,175.00.

“Fiscally, 2003 was a record year for our institution providing an excellent foundation for growth going into the first quarter of 2004. Our continued profitability stems from strategic investments into infrastructure, customer initiatives and expansion. All of which support our goals for long-term disciplined growth,” said Rick Saunders, President & CEO.

FOR IMMEDIATE RELEASE:

First quarter 2004 total assets were approximately 63% higher than the $119.3 million total assets the company reported in the first quarter of 2003. Total deposits grew 49%, from $102 million on March 31, 2003 to $152.4 million on March 31, 2004.

Total loans grew more than 73%, from $87.1 million. Total profits grew 5%, from $306 thousand on March 30, 2003, to $321 thousand on March 31, 2004.

When commenting on the company’s continued profitability, Jeff Paolucci, Senior Vice President and Chief Financial Officer for First Reliance Bank gave additional credit to several key decisions concerning prudent spread management in a time when there continues to be uncertainty concerning interest rates.

First Reliance began trading its stock on the OTC Bulletin Board last month under the trading symbol FSRL and efforts to open its first expansion branch in Lexington, S.C. are still underway.

First Reliance Bank is a locally owned and operated community bank in Florence County. For more information visit: www.firstreliance.com

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	March 31
	2004 (unaudited)	2003 (unaudited)	December 31 2003 (audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$2,966,418	$2,917,993	$4,693,102
Federal funds sold	1,499,000	—	100,000
Total cash and cash equivalents	4,465,418	2,917,993	4,793,102
Investment securities:
Available For Sale	26,658,428	22,119,028	27,688,992
Non-marketable equity securities	1,020,000	370,200	1,055,000
Total investment securities	27,678,428	22,489,228	28,743,992
Loans receivable:	152,899,610	88,880,309	140,360,691
Less allowance for loan losses	(1,781,804)	(1,166,948)	(1,752,282)
Loans, net	151,117,806	87,713,361	138,608,409
Premises, furniture and equipment, net	5,805,962	5,204,265	5,796,819
Other assets	5,541,088	991,666	2,421,561

Total assets	$194,608,702	$119,316,513	$180,363,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing transaction accounts	$19,622,728	$16,598,665	$19,084,520
Interest-bearing transaction accounts	132,858,435	85,437,540	120,330,431
Total deposits	152,481,163	102,036,205	139,414,951

Advances from FHLB	20,400,000	4,500,000	19,100,000
Federal Funds Purchased	—		1,043,000
Repurchase Agreements	2,244,760	3,325,602	2,363,570
Other Liabilities	1,010,751	692,778	739,723

Total liabilities	176,136,674	110,554,585	162,661,244

Shareholders’ Equity:
Common stock, $.01 par value; 5,000,000 shares authorized; 2,466,660 issued and outstanding	24,946	14,588	24,667
Capital surplus	15,371,677	7,054,809	15,106,070
Retained earnings	2,646,776	1,615,539	2,325,602
Accumulated other comprehensive income	428,629	76,992	246,300

Total shareholders’ equity	18,472,028	8,761,928	17,702,639

Total liabilities and shareholders’ equity	$194,608,702	$119,316,513	$180,363,883

First Reliance Bancshares, Inc

Consolidated Statement of Income

(unaudited)

	Three Months Ended March 31
	2004	2003
Interest Income
Loans, including fees	$2,356,597	$1,601,233
Investment securities	291,560	240,390
Federal funds sold	1,395	9,197

Total	2,649,552	1,850,820
Interest Expense
Deposits and borrowings	774,843	554,992

Total	774,843	554,992
Provision for loan losses	109,928	65,000
Other operating income
Service charges on deposit accounts	256,847	216,519
Fees on loans sold	99,005	204,878
Other service charges, commissions and fees	135,090	75,170

Total	490,942	496,567
Other operating expenses
Salaries and employee benefits	1,071,596	743,660
Occupancy expense	76,857	43,693
Furniture and equipment expense	143,488	51,547
Advertising and public relations	21,712	16,360
Professional fees	61,301	71,851
Other operating expenses	420,348	370,441

Total	1,795,302	1,297,552

Income before income taxes	460,421	429,843

Income tax expense	139,246	124,107

Net Income	$321,175	$305,736

Basic Net Income Per Common Share	$0.13	$0.21

Diluted Net Income Per Common Share	$0.11	$0.20

Weighted average common shares outstanding—basic	2,486,144	1,458,830
Weighted average common shares outstanding—diluted	2,798,111	1,526,363